Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

Lake Shore Bancorp, Inc.	Investor/Media Contact:
128 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070
ext. 1220

Lake Shore Bancorp Earnings Up 32% in First Quarter 2011

Dunkirk, NY – April 28, 2011 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2011 net income of $950,000, an increase of 31.8% compared to net income of $721,000 for the first quarter of 2010.

Highlights – First Quarter 2011
•	Earnings per diluted share of $0.17, an increase of 41.7% over first quarter 2010 earnings per diluted share of $0.12
•	Net interest income increased 6.8% compared to the quarter ended March 31, 2010
•	Net interest margin improved by 13 basis points to 3.24% for the quarter ended March 31, 2011 compared to 3.11% for the quarter ended December 31, 2010
•	Deposits grew by $56.2 million, to $376.8 million, or 17.5%, compared to $320.6 million at March 31, 2010
•	Total assets of $483.9 million at March 31, 2011, an increase of 12% compared to $432.0 million at March 31, 2010
•	The Bank’s asset quality remained solid with nonperforming loans to total loans at 0.86%

“Our 2011 first quarter was the fifth consecutive reporting period with year over year earnings improvement,” said Daniel P. Reininga, President and Chief Executive Officer. “Our asset quality remains very strong, and our healthy capital levels insures that we are positioned to pursue all appropriate growth opportunities within our retail service area.”

Net interest income was $3.6 million for the first quarter 2011, an increase of $232,000 from $3.4 million during first quarter 2010. The increased net interest income was reflective of a 3.8% increase in interest income and a 2.8% decrease in interest expense. The Bank’s first quarter 2011 average loan balance increased by $6.0 million, and the average balance for investment securities increased by $36.0 million compared with the prior year quarter.

Net interest margin for first quarter 2011 was 3.24%, down 18 basis points compared to 3.42% for the first quarter 2010, and up 13 basis points compared to the linked fourth quarter of 2010. Lower market interest rates on loans and investment securities resulted in a 39-basis point decline in the rate on interest earning assets in the first quarter of 2011 compared with first quarter 2010. This was partially offset by the Bank’s continued disciplined deposit pricing, which resulted in a 27-basis point reduction in the total cost of funds compared with the prior year quarter, despite a $54.8 million increase in average deposits during first quarter 2011 compared to the prior year quarter.

Non-interest income for first quarter 2011 increased $34,000 compared with the prior year quarter. First quarter 2011 non-interest income included a gain on sale of investments of $57,000, which resulted primarily from recovery of a previously recognized impairment loss recorded on a single investment security in 2008. This gain was partially offset by a $33,000 decrease in bank service charges and fees during the first quarter 2011 related to implementation of new federal regulations requiring banks to expand disclosures of overdraft fees,  which allows customers to “opt out” of these types of fees.

First quarter 2011 non-interest expense of $3.0 million increased $81,000, or 2.8%, compared to first quarter 2010. The increased non-interest expense was due primarily to a $73,000 increase in occupancy and equipment expense, a $15,000 increase in loan servicing costs, partially offset by a $32,000 decrease in advertising expense. The Bank’s first quarter 2011 salary expense was affected by annual merit increases and increased staffing related to the April 2010 opening of a new branch in Depew, NY, offset by a decrease in expenses for accrued liability on supplemental employee retirement plans.

The first quarter 2011 provision for loan losses of $20,000 was down 60% compared to the prior year quarter and down 86% compared to fourth quarter 2010, reflecting the quality of the Bank’s loan portfolio. Nonperforming loans as a percentage of total loans were 0.86% as of March 31, 2011, an increase of 2 basis points in comparison to March 31, 2010, and down 3 basis points compared to December 31, 2010. The Bank’s ratio of nonperforming loans to total loans remains significantly below industry averages, reflecting its overall stability and favorable asset quality.

Total assets grew $4.9 million to $483.9 million as of March 31, 2011, an annualized rate of 4.0%, from December 31, 2010, reflecting a $3.1 million increase in loans receivable, net and $9.1 million increase in investment securities, offset by reduced balances in cash and cash equivalents.

Dividend Declared

The Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on May 24, 2011, to shareholders of record as of May 9, 2011.  Lake Shore, MHC, which holds 3,636,875 shares, or 61.2%, of the Company’s total outstanding stock, intends to waive receipt of the dividend on its shares (except for a one-time payment of $57,576 to raise cash levels at the MHC level in accordance with a commitment to the Office of Thrift Supervision) subject to Office of Thrift Supervision approval.

Profile

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York offering a broad array of retail and commercial lending and deposit services.  Lake Shore Bancorp common stock is traded on the NASDAQ Global Market as LSBK. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA
	March 31, 2011	December 31, 2010
	(Unaudited)
	(Dollars In Thousands)

Total assets	$483,914	$479,047
Cash and cash equivalents	27,257	33,514
Securities available for sale	163,027	153,924
Loans receivable, net	266,183	263,031
Deposits	376,764	375,785
Short-term borrowings	8,800	5,000
Long-term debt	30,270	34,160
Stockholders’ Equity	56,695	55,210

STATEMENTS OF INCOME
	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)

Total Interest Income	$5,130	$4,942
Total Interest Expense	1,503	1,547

Net Interest Income	3,627	3,395

Provision for Loan Losses	20	50

Net interest income after provision for loan losses	3,607	3,345
Non-interest income	580	546
Non-interest expense	3,002	2,921

Income before income taxes	1,185	970
Income tax	235	249

Net income	$950	$721

Basic and diluted earnings per common share*	$0.17	$0.12

Dividends declared per share	$0.07	$0.06

* The Company had no dilutive securities during the three month periods ended March 31, 2011 and 2010.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)

Return on average assets	0.79%	0.68%
Return on average equity	6.76%	5.14%
Average interest-earning assets to average interest-bearing liabilities	114.03%	115.52%
Interest rate spread	3.06%	3.18%
Net interest margin	3.24%	3.42%

	March 31,	December 31,
	2011	2010
	(Unaudited)
Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.86%	0.89%
Non-performing assets as a percent of total assets	0.52%	0.55%
Allowance for loan losses as a percent of total net loans	0.35%	0.36%
Allowance for loan losses as a percent of non-performing loans	41.03%	40.71%